Exhibit 10.3

TAX SHARING AGREEMENT

between

FOREST OIL CORPORATION

AND ITS AFFILIATES

and

LONE PINE RESOURCES INC.

AND ITS AFFILIATES

Dated as of May 25, 2011

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (the “Agreement”) is dated as of May 25, 2011, by and between Forest Oil Corporation (“Forest”), a New York corporation and Lone Pine Resources Inc. (“Lone Pine”), a Delaware corporation.

WHEREAS, Lone Pine is currently a member of the Forest Consolidated Group (as defined herein);

WHEREAS, pursuant to the Separation and Distribution Agreement entered into between Forest, Lone Pine, and Canadian Forest Oil Ltd. (“CFOL”), an Alberta corporation, dated May 25, 2011 (the “Separation and Distribution Agreement”), Forest and Lone Pine currently contemplate that:

(a)           Pursuant to the Plan of Reorganization attached hereto as Annex A, CFOL will effect two amalgamations that will have the substantive effect of converting the CFOL common shares into two classes of stock (the “Recapitalization”);

(b)           Forest will contribute to Lone Pine its approximate 86.6% ownership interest in CFOL and its 100% direct and indirect ownership interest in each of Wiser Oil LLC, a Delaware limited liability company (“Wiser Oil”) and Wiser Delaware LLC, a Delaware limited liability company (“Wiser Delaware” and, together with Wiser Oil, the “Wiser Entities”), which collectively own the remaining ownership interests in CFOL.  As a result of these contributions (collectively, the “Contribution”), Lone Pine will directly and indirectly own 100% of CFOL and its wholly-owned subsidiary, Forest Oil Energy Corporation, an Alberta corporation;

(c)           Lone Pine will undertake an initial public offering of its common stock (the “IPO”), which will reduce Forest’s ownership of Lone Pine on a fully diluted basis to not less than eighty and one-tenth percent (80.1%); and

(d)           Forest will distribute all of its Lone Pine capital stock to its stockholders (the “Distribution”);

WHEREAS, the parties intend that for United States federal income tax purposes the Recapitalization will qualify as tax-free reorganizations pursuant to Sections 368(a)(1)(E) and (F) of the Code (as defined herein);

WHEREAS, the parties intend that for United States federal income tax purposes the Contribution and the Distribution, taken together, will qualify as a tax-free reorganization under Sections 355 and 368(a)(1)(D) of the Code (as defined herein);

WHEREAS, the parties wish to (a) provide for the payment of Tax Liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Contribution and the Distribution under Sections 355 and 368(a)(1)(D) of the Code (as defined herein).

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN OPERATING CONVENTIONS

1.1           For the purposes of this Agreement, the following terms have the meanings set forth below:

Affiliated Group means an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, including the common parent corporation, and any member of such group.

Audit includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

Canadian Officer’s Certificate means the letter executed by officers of Forest and Lone Pine provided to Forest’s outside tax advisors in connection with the Canadian Tax Opinion.

Canadian Tax Opinion means the opinion letter to be issued by Forest’s outside tax advisors addressing certain Canadian Tax consequences of the Canadian Transactions.

Canadian Tax or Taxes means any Tax or Taxes imposed by a Tax Authority in Canada, or any province, territory or other political subdivision thereof or therein.

Canadian Tax Claim has the meaning set forth in Section 9.3(d).

Canadian Transactions means the Reorganization Transactions as defined in Annex A attached hereto.

Code means the Internal Revenue Code of 1986, as amended.

Combined Return means any Tax Return with respect to franchise Taxes or Income Taxes, other than United States federal Income Taxes, filed on a consolidated, combined, or unitary basis wherein Lone Pine or any member of the Lone Pine Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with Forest or one or more members of the Forest Group.

Consolidated Return means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Lone Pine or any member of the Lone Pine Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with Forest or one or more members of the Forest Group.

Distribution Date means the date the Distribution is effected.

Estimated Tax Installment Date means the estimated United States federal Income Tax installment due dates prescribed in Section 6655(c) of the Code and any other date on which an installment of Income Taxes is required to be made.

Federal Separate Tax Liability means the Lone Pine Group’s United States federal Income Tax liability, as determined by Forest in good faith and prepared:  (a) assuming that the members of the Lone Pine Group were not included in the United States federal consolidated Income Tax return of the Forest Consolidated Group and including only Tax items of members of the Lone Pine Group that would have been included in the United States federal consolidated Income Tax return of the Forest Consolidated Group for the applicable taxable period; (b) using all applicable elections, accounting methods and conventions used in the United States federal consolidated Income Tax Return of the Forest Consolidated Group for the applicable taxable period; (c) applying the highest statutory marginal corporate United States federal Income Tax rate in effect for such taxable period; and (d) assuming that the Lone Pine Group’s utilization of any tax attribute carryforward or carryback is limited to the tax attributes of the Lone Pine Group that were actually utilized in the United States federal consolidated Income Tax return of the Forest Consolidated Group for such period.

Final Determination has the meaning given to the term “determination” by Section 1313 of the Code with respect to United States federal tax matters; and, with respect to foreign, state and local tax matters, Final Determination means any final settlement with a relevant Tax Authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired.  For the avoidance of doubt, a Final Determination with respect to United States federal tax matters includes any formal or informal settlement entered into with the IRS with respect to which the taxpayer has no right to appeal.

Forest Consolidated Group means the Affiliated Group of which Forest is the common parent corporation.

Forest Group means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Forest is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Lone Pine Group.

Income Taxes means all federal, state, local or foreign Taxes measured by or imposed on net income, or any Taxes imposed in lieu of such Taxes.

Income Tax Return means any Tax Return with respect to Income Taxes.

Indemnifying Party means any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

Indemnified Party means any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

Independent Firm means a recognized law or accounting firm; provided, however, that such term shall not include any accounting firm that performs or has performed audit services with respect to Forest or Lone Pine.

IRS means the United States Internal Revenue Service.

Lone Pine Group means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Lone Pine will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

Option means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

Person means and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

Post-Distribution Taxable Period means a taxable period or portion thereof that begins after the Distribution Date.

Pre-Distribution Taxable Period means a taxable period or portion thereof that ends on or before the Distribution Date.

Private Letter Ruling Request means the private letter ruling request submitted by Forest to the IRS on January 7, 2011 and any supplements thereto.

Restricted Period means the period beginning on the date of the execution of this Agreement through and including the last day of the two-year period following the Distribution Date.

Separate Tax Liability means the Federal Separate Tax Liability and the State Separate Tax Liability, as applicable.

State Separate Tax Liability means the sum of the Lone Pine Group’s liability for Taxes owed with respect to Combined Returns for any period in which any member of the Lone Pine Group is a member of the Forest Consolidated Group prepared in a manner consistent with the principles set forth in the definition of Federal Separate Tax Liability.

Tax or Taxes means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and includes any liability in respect of Taxes that arises by operation of law.

Tax Authority means the IRS and any other domestic or foreign governmental authority responsible for the administration and collection of Taxes.

Tax Benefit means a reduction in the Tax Liability (or increase in a refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Benefit will be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax Liability been determined without regard to such Tax Item.

Tax Detriment means an increase in the Tax Liability (or reduction in a refund or credit or item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Detriment will be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is more than it would have been had such Tax Liability been determined without regard to such Tax Item.

Tax Item means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax Liability.

Tax Liabilities means all liabilities for Taxes.

Tax Losses means all Tax Liabilities and any losses attributable to a reduction in net operating losses, net operating loss carryforwards, capital losses, capital loss carryforwards, or tax credits of the Forest Group.

Tax Returns means any and all reports, returns, declaration forms and statements (including amendments thereto) filed or required to be filed with respect to Taxes, and any attachments thereto, including any non-resident tax returns required to be filed by Forest in Canada to report the disposition by Forest to Lone Pine of its shares in CFOL and its direct and indirect ownership interests in the Wiser Entities.

Transaction Taxes means any Tax or increase in Tax Liability resulting from any income or gain recognized by Forest, Lone Pine or their affiliates as a result of (i) the Recapitalization failing to qualify for tax free treatment under Section 368(a)(1)(F) and/or Section 368(a)(1)(E), or (ii) the Contribution or the Distribution failing to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) and related provisions of the Code or corresponding provisions of other applicable Tax laws.

Treasury Regulations means the regulations under the Code promulgated by the United States Department of the Treasury.

U.S. Officer’s Certificate means the letter executed by officers of Forest and Lone Pine provided to Forest’s outside tax advisors in connection with the U.S. Tax Opinion.

U.S. Tax Opinion means the opinion letter to be issued by Forest’s outside tax advisors addressing certain U.S. federal Income Tax consequences of the Recapitalization, the Contribution, and the Distribution.

1.2           References; Construction.

(a)           Capitalized terms not otherwise defined in this Agreement have the meaning ascribed to them in the Separation and Distribution Agreement.

(b)           The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d)           References to any “Article” or “Section,” without more, are to Articles and Sections to or of this Agreement.  Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

2.1           Preparation of Tax Returns — Forest’s Responsibility.

(a)           Forest will prepare or cause to be prepared, and will file or cause to be filed, (i) all Consolidated Returns and all Combined Returns; (ii) all Income Tax Returns of Lone Pine and any member of the Lone Pine Group for any Pre-Distribution Taxable Period that are not foreign Income Tax Returns for Lone Pine and any member of the Lone Pine Group; and (iii) all Tax Returns of Forest or any member of the Forest Group that do not include Lone Pine or any member of the Lone Pine Group.

(b)           Subject to Section 2.4, Forest will have the right, with respect to any Tax Return described in Section 2.1(a), to determine:  (i) the manner in which such Tax Return will be prepared and filed, including the elections, method of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Item will be reported, it being agreed that in respect of any Tax Returns to be filed in Canada that Forest will report the proceeds of its disposition of its shares in CFOL at an amount equal to the value of the shares of Lone Pine received by Forest in exchange for such CFOL shares on the Contribution and will claim an exemption from tax under the Canada-U.S. Income Tax Convention, 1980 with respect to its disposition to Lone Pine of its direct and indirect ownership interests in the Wiser Entities; (ii) whether any extensions may be requested; (iii) the elections that will be made by Forest, any member of the Forest Group, Lone Pine, or any member of the Lone Pine Group on such Tax

Return; (iv) whether any amended Tax Returns will be filed; (v) whether any claims for refund will be made; (vi) whether any refunds will be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns.

(c)           Forest shall provide Lone Pine with a copy of any Tax Returns that include Lone Pine or any member of the Lone Pine Group promptly upon the filing of such Tax Returns.

2.2           Preparation of Tax Returns — Lone Pine’s Responsibility.  Lone Pine will prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of Lone Pine and any member of the Lone Pine Group for any Post-Distribution Taxable Period; (ii) all foreign Income Tax Returns of Lone Pine and any member of the Lone Pine Group; and (iii) all Tax Returns (other than Income Tax Returns described in Sections 2.1(a)(i) and 2.1(a)(ii)) with respect to Lone Pine and any member of the Lone Pine Group.

2.3           Agent.  Subject to the other applicable provisions of this Agreement, Lone Pine hereby irrevocably designates, and agrees to cause each member of the Lone Pine Group to so designate, Forest as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Forest, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1(a).

2.4           Manner of Tax Return Preparation.  Unless otherwise required by applicable law, the parties hereby agree (i) to prepare and file all Tax Returns for any Pre-Distribution Taxable Period in a manner consistent with past practice regarding such preparation and filing, and (ii) to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement, the U.S. Officer’s Certificate, the Canadian Officer’s Certificate, the U.S. Tax Opinion , the Canadian Tax Opinion, and the Private Letter Ruling Request.  All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement.

ARTICLE III

LIABILITY FOR TAXES; ALLOCATION

3.1           Lone Pine’s Liability for Article II Taxes.

(a)           With respect to all Tax Returns described in Section 2.1(a)(i), Lone Pine will be liable for the Separate Tax Liability, and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Lone Pine with respect to any such Separate Tax Liability.

(b)           With respect to all Tax Returns described in Sections 2.1(a)(ii) and 2.2, Lone Pine will be liable for all Taxes due with respect thereto, and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Lone Pine with respect to such Taxes.

3.2           Forest’s Liability for Article II Taxes.

(a)           With respect to all Tax Returns described in Section 2.1(a)(i), Forest will be liable for the difference between the Separate Tax Liability and all Taxes shown as due on such Tax Returns, and will be entitled to receive and retain all refunds or credits of Taxes attributable to such difference.

(b)           With respect to all Tax Returns described in Section 2.1(a)(iii), Forest will be liable for all Taxes due with respect thereto, and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Forest with respect to such Taxes.

3.3           Computation.  At least ten (10) days prior to the due date of any Tax Return for which Lone Pine will incur a Separate Tax Liability, Forest shall provide Lone Pine with a written calculation in reasonable detail setting forth the amount of such Separate Tax Liability or estimated Separate Tax Liability (for purposes of Section 7.1).  Lone Pine will have the right to review and comment on such calculation.  Any dispute with respect to such calculation will be resolved pursuant to Section 10.1.  If such dispute has not been resolved prior to the due date (including extensions) for filing such Tax Return, Lone Pine will pay the Separate Tax Liability to Forest and will be entitled to be reimbursed by Forest to the extent the dispute is resolved in Lone Pine’s favor.

3.4           Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes (“Transfer Taxes”) applicable to, or resulting from, the Contribution and the Distribution will be borne fifty percent (50%) by Forest and fifty percent (50%) by Lone Pine.  Notwithstanding anything in this Article III to the contrary, the party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file any Tax Returns required to be filed with respect to such Transfer Taxes, subject to any indemnification rights it may have against the other party, which shall be paid in accordance with Section 7.4.  Lone Pine, Forest and their respective affiliates will cooperate in (i) determining the amount of such Transfer Taxes, (ii) providing all requisite exemption certificates, and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Tax Authorities.

3.5           Payment of Tax Liability.  The party responsible for filing a Tax Return under Article II will be responsible for paying to the relevant Tax Authority the entire amount of the Tax Liability reflected on such Tax Return; provided, however, that the party liable for such Tax Liability pursuant to this Article III shall pay the Taxes for which it is liable to the filing party as set forth in Section 7.4.

3.6           Amended Returns; Carrybacks.  Except as required by applicable law, without the prior written consent of Forest, neither Lone Pine nor any member of the Lone Pine Group will file any amended Tax Return with respect to any Pre-Distribution Taxable Period of Lone Pine.  Except as required by applicable law, without the prior written consent of Lone Pine or any member of the Lone Pine Group, Forest may not amend any Tax Return with respect to any Pre-Distribution Taxable Period to the extent such amendment will materially increase the Tax Liability of Lone Pine or any member of the Lone Pine Group with respect to any Pre-Distribution Taxable Period.

3.7           Refunds.  If Lone Pine or any member of the Lone Pine Group receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Taxes described in Section 3.2 (a “Forest Tax Refund”), Lone Pine shall pay to Forest an amount that is equal to the Forest Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Forest Tax Refund, less any Taxes payable by Lone Pine or any Lone Pine Group member in connection with the receipt of such Forest Tax Refund.  If Forest or any member of the Forest Group receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Taxes described in Section 3.1 (a “Lone Pine Tax Refund”), Forest shall pay to Lone Pine an amount that is equal to the Lone Pine Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Lone Pine Tax Refund, less any Taxes payable by Forest or any Forest Group member in connection with the receipt of such Lone Pine Tax Refund.

3.8           Earnings and Profits Allocation.  Forest will advise Lone Pine in writing of the amount of Forest earnings and profits allocable to Lone Pine under Section 312(h) of the Code on or before the first anniversary of the Distribution.

3.9           Allocation of Tax Items.  All Tax computations for (1) any Pre-Distribution Taxable Periods ending on the Distribution Date and (2) the immediately following taxable period of Lone Pine or any member of the Lone Pine Group will be made pursuant to Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as determined by Forest after consultation with Lone Pine and subject to Lone Pine’s right to reasonably object thereto.

ARTICLE IV

LIABILITY FOR TRANSACTION TAXES

4.1           Forest’s Liability for Transaction Taxes.  Notwithstanding Article III, Forest and each member of the Forest Group will be liable for one hundred percent (100%) of any Transaction Taxes that result from one or more of the following:

(a)           any inaccurate written covenant, representation or warranty by Forest (or any member of the Forest Group) in this Agreement or the U.S. Officer’s Certificate; or

(b)           any act, failure to act, or omission of or by Forest (or any member of the Forest Group) inconsistent with any material covenant, representation or warranty in this Agreement, the U.S. Officer’s Certificate, the U.S. Tax Opinion, or the Private Letter Ruling Request.

4.2           Lone Pine’s Liability for Transaction Taxes.  Notwithstanding Article III, Lone Pine and each Lone Pine subsidiary will be liable for one hundred percent (100%) of any Transaction Taxes that result from one or more of the following:

(a)           any inaccurate written covenant, representation or warranty by Lone Pine (or any Lone Pine subsidiary) in this Agreement, the U.S. Officer’s Certificate, or the Canadian Officer’s Certificate;

(b)           any act, failure to act, or omission of or by Lone Pine (or any Lone Pine subsidiary) inconsistent with any material covenant, representation or warranty in this Agreement, the U.S. Officer’s Certificate, the U.S. Tax Opinion, the Canadian Officer’s Certificate, the Canadian Tax Opinion, or the Private Letter Ruling Request;

(c)           any breach by Lone Pine (or any Lone Pine subsidiary) of any covenant contained in Section 6.2 or Section 6.4; or

(d)           any action of Lone Pine taken pursuant to Section 6.3 or Section 6.4 that results in the imposition of any Transaction Taxes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1           Tax Materials.  Each of Forest and Lone Pine hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has examined (A) drafts of the U.S. Officer’s Certificate and the Canadian Officer’s Certificate, and (B) any other materials delivered by Forest or Lone Pine in connection with obtaining the U.S. Tax Opinion, the Canadian Tax Opinion, or submitting the Private Letter Ruling Request ((A) and (B), collectively, the “Draft Tax Materials”), (ii) it will update through and including the Distribution Date the Draft Tax Materials deliverable by Forest or Lone Pine (as updated, the “Final Tax Materials”), and (iii) the facts to be presented and the representations to be made in the Final Tax Materials are and will be, from the time presented or made through and including the time of the Distribution, true, correct and complete in all respects.

5.2           No Contrary Knowledge.  Each of Forest and Lone Pine represents that, as of the date of this Agreement, it knows of no fact (after due inquiry) that may cause the Tax treatment of the Contribution or the Distribution to be other than that contemplated in the Separation and Distribution Agreement, the U.S. Tax Opinion, and the Canadian Tax Opinion.

5.3           No Contrary Plan.  Forest represents and warrants that neither it, nor any member of the Forest Group, has any plan or intent to take any action that is inconsistent with any factual statements or representations it makes in the Final Tax Materials.  Lone Pine represents and warrants that neither it, nor any member of the Lone Pine Group nor any Lone Pine subsidiary, has any plan or intent to take any action that is inconsistent with any factual statements or representations it makes in the Final Tax Materials.

ARTICLE VI

COVENANTS

6.1           General.  The parties intend for the Contribution and the Distribution, taken together, to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code pursuant to which gain or loss is not recognized by Forest or its stockholders (such non-recognition, the “Tax-Free Status”).

6.2           Lone Pine Restricted Actions.  During the Restricted Period, Lone Pine will not, nor will Lone Pine permit any member of the Lone Pine Group or any other Person directly or indirectly controlled by Lone Pine to:

(a)           liquidate, voluntarily dissolve, merge, convert, or consolidate with or into another entity;

(b)           issue any capital stock or other equity interests, options, or rights to acquire capital stock or other equity interests, or any other instruments convertible into or exchangeable for, or that could otherwise result in the issuance of, capital stock or other equity interests (collectively, “Capital Stock”); provided, however, that, after the Distribution, Lone Pine may issue up to 10% of the amount of Capital Stock outstanding immediately after the IPO pursuant to the Lone Pine Resources Inc. 2011 Stock Incentive Plan;

(c)           redeem, repurchase, or otherwise acquire any outstanding Capital Stock;

(d)           recapitalize, reclassify, or alter the voting rights of one or more shares of Capital Stock;

(e)           increase or decrease the number of members of the board of directors of Lone Pine or any pre-Distribution Lone Pine subsidiary, alter in any way the procedures for the nomination, election, and termination of members of the board of directors, or expand, contract, or otherwise modify the rights of the board of directors to govern the affairs of Lone Pine, in each case, in a manner that differs from the manner set forth in the Certificate of Incorporation and Bylaws of Lone Pine or any pre-Distribution Lone Pine subsidiary in effect as of the date of the Contribution if any such modification could reasonably be expected to cause the Distribution to be taxable under Section 355 of the Code;

(f)            sell, exchange, distribute, or otherwise dispose of any pre-Distribution Lone Pine subsidiary or all or a substantial part of the assets of any of the trades or businesses conducted by Lone Pine and the pre-Distribution Lone Pine subsidiaries (other than sales or transfers of inventory in the ordinary course of business) prior to the Distribution, or discontinue or cause to be discontinued the active conduct of any such trade or business;

(g)           enter into any negotiations, agreements, understandings, or arrangements with respect to any of the foregoing; or

(h)           take, or fail to take, any action that could reasonably be expected to cause the Distribution to fail to obtain the Tax-Free Status (any such action or failure to act, together with any action set forth in Sections 6.2(a)—(g), a “Restricted Action”); provided, however, that the term “Restricted Action” does not include any action, or failure to act, that is contemplated by the terms of the Separation and Distribution Agreement.

6.3           Permitted Actions.  Notwithstanding Section 6.2, Lone Pine will be permitted to take a Restricted Action if, prior to taking such action, Lone Pine provides notification to Forest of its plans with respect to such action, and promptly and completely responds to any inquiries by Forest with respect to such action and either:

(a)           Lone Pine obtains a private letter ruling with respect to such Restricted Action from the IRS (a “Ruling”) that is reasonably satisfactory to Forest on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax-Free Status as contemplated by the U.S. Tax Opinion; provided, however, that Lone Pine will not submit any request for such Ruling if Forest determines in good faith that filing such request might have a materially adverse affect upon Forest;

(b)           Lone Pine obtains an unqualified opinion reasonably acceptable to Forest of an independent nationally recognized law firm or accounting firm approved by Forest (a “Subsequent Opinion”), on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax-Free Status as contemplated by the U.S. Tax Opinion; or

(c)           Lone Pine obtains the prior written consent of Forest.

6.4           General 355(e) Covenant.  Without in any manner limiting Section 6.2 above, during the Restricted Period, Lone Pine will not take, or fail to take, nor will Lone Pine permit any of its affiliates to take, or fail to take, any action that would result in a more than immaterial possibility that the Distribution would be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Lone Pine stock representing a “50-percent or greater interest” within the meaning of Section 355(e)(4) of the Code (any such action or failure to act, a “Potential Disqualifying Action”), unless, prior to taking the Potential Disqualifying Action, (i) Lone Pine delivers to Forest a Ruling or a Subsequent Opinion that is reasonably satisfactory to Forest, in either case, to the effect that the Potential Disqualifying Action will not cause the Tax-Free Status to cease to apply to the Distribution, or (ii) Lone Pine obtains the prior written consent of Forest.

6.5           Notice of Subsequent Information.  Lone Pine and its affiliates will furnish Forest with a copy of any document or information that reasonably could be expected to have an impact on the Tax-Free Status of the Distribution.

6.6           Cooperation Related to the Tax-Free Status of the Distribution.

(a)           Forest will cooperate with Lone Pine, and will take (or refrain from taking) all such actions as Lone Pine may reasonably request in connection with obtaining any Ruling or Subsequent Opinion referred to in Sections 6.3 and 6.4; provided, however, that Lone Pine shall reimburse Forest for all expenses incurred by Forest in connection with such cooperation.  Such cooperation includes providing any information, representations and/or covenants reasonably requested by Lone Pine (or their counsel) to enable Lone Pine to obtain and maintain either a Ruling or a Subsequent Opinion.  From and after any date on which Forest, Lone Pine, or any of their respective affiliates makes any representation or covenant to counsel for purposes of obtaining a Subsequent Opinion or to the IRS for the purpose of obtaining a Ruling and (with respect solely to any representation given) until the Restricted Period ends (or such later date as may be agreed upon at the time such representation is made), the party making such representation or covenant will take no action that would cause such representation to be untrue or covenant to be breached unless both parties determine, in their reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the

Distribution, that such action would not cause the Tax-Free Status to cease to apply to the Distribution.  Such representations and warranties, once made in writing, will be considered Tax Materials subject to the provisions of Section 5.1.

(b)           Without limiting Forest’s approval rights set forth in Section 6.3 and Section 6.4, if Lone Pine receives a Subsequent Opinion or Ruling, Lone Pine shall promptly, and in any event within two (2) business days after the receipt of the Subsequent Opinion or Ruling, provide a copy of such Subsequent Opinion or Ruling to Forest to the extent Forest has not otherwise been provided with a copy.

(c)           Lone Pine may not file any request for a Ruling with respect to the Tax-Free Status of the Distribution without the prior written consent of Forest, which consent may not be unreasonably withheld or delayed.

6.7           Tax Reporting.  Each of Forest and Lone Pine covenants and agrees that it will not take, and will cause its respective affiliates to refrain from taking, any position on a Tax Return that is inconsistent with the Tax-Free Status of the Contribution and Distribution.

6.8           Tax Assistance and Cooperation.

(a)           Cooperation.  Forest and Lone Pine will each cooperate fully (and each will cause its respective affiliates to cooperate fully) with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, claims for refund and Audits concerning issues or other matters covered by this Agreement.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Such cooperation will include, without limitation:

(i)            the retention until the expiration of the applicable statute of limitations, and extensions, if any, thereof, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Income Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;

(ii)           the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the Forest Group or the Lone Pine Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii)          the use of the party’s best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.  Each party will make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)           Failure to Perform.  If a party fails to comply with any of its obligations set forth in Section 6.8(a) upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party will be liable in full for such additional Taxes.

(c)           Retention of Records.  A party intending to dispose of documentation of Forest (or any Forest affiliate) or Lone Pine (or any Lone Pine affiliate), including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto prior to the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable year or years to which such documentation relates, shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action.  The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

ARTICLE VII

PAYMENTS

7.1           Estimated Tax Payments.  As requested by Forest, Lone Pine shall promptly, but not later than the date immediately preceding each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, pay to Forest on behalf of the Lone Pine Group an amount equal to the amount of any estimated Separate Tax Liability that Lone Pine would have otherwise been required to pay to a Tax Authority on such Estimated Tax Installment Date.

7.2           True-Up Payments.  Not later than fifteen (15) days following the provision of the Separate Tax Liability computation to Lone Pine as provided in Section 3.3, Lone Pine will pay to Forest, or Forest will pay to Lone Pine or apply as a credit against future Tax Liability, as appropriate, an amount equal to the difference, if any, between the Lone Pine Separate Tax Liability and the aggregate amount paid by Lone Pine with respect to such period under Section 7.1.

7.3           Redetermination Amounts.  In the event of a redetermination of any Tax Item reflected on any Tax Return described in Section 2.1(a)(i) (other than Tax Items relating to Transaction Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Tax Authority which may affect Lone Pine’s Separate Tax Liability, Forest will prepare a revised pro forma Tax Return for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement, or compromise.  Lone Pine shall pay to Forest, or Forest shall pay to Lone Pine, as appropriate, an amount equal to the difference, if any, between the Separate Tax Liability based on such revised pro forma Tax Return and the Separate Tax Liability for such period as originally computed pursuant to this Agreement.

7.4           Payments Under this Agreement.  In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments will be made according to this Section 7.4.

(a)           General.  All payments shall be made to the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b)           Treatment of Payments.  Unless otherwise required by any Final Determination, the Forest Group and the Lone Pine Group agree to treat (i) any payment required by this Agreement as either a contribution by Forest to Lone Pine or a distribution by Lone Pine to Forest, as the case may be, occurring immediately prior to the Distribution, and (ii) any payment of interest or non-federal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

(c)           Interest.  Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) and that are not otherwise setoff against amounts owed by one party to the other party will bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate for large corporate underpayments set forth in Section 6621(c) of the Code.  Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE VIII

AUDITS AND TAX PROCEEDINGS

8.1           In General.  Except as otherwise provided in this Agreement, the party responsible for filing a Tax Return pursuant to Article II of this Agreement (the “Filing Party”) will have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Forest, any member of the Forest Group, Lone Pine, and any member of the Lone Pine Group in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.  The Filing Party’s rights will extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.  Any costs incurred in handling, settling, or contesting an Audit will be borne by the Filing Party.  The Filing Party will not settle any Audit they control concerning a Tax Item of a Pre-Distribution Taxable Period on a basis that would materially increase a Tax Liability of the non-Filing Party with respect to a Pre-Distribution Taxable Period without obtaining such non-Filing Party’s consent, which consent may not be unreasonably withheld.

8.2           Notice.  Within ten (10) days after a party receives a written notice from a Tax Authority of a proposed adjustment to a Tax Item for a Pre-Distribution Taxable Period (irrespective of whether such proposed adjustment would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement), such party shall notify the other party of such proposed adjustment, and thereafter shall promptly forward to the other party copies of notices and material communications with any Tax Authority relating to such proposed adjustment; provided, however, that the failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that such Indemnifying Party is materially prejudiced by such failure.

8.3           Control of Transaction Tax Proceedings.  Notwithstanding any provision in this Agreement to the contrary, Forest will control all activities and strategic decisions with respect to any Tax proceedings relating to Transaction Taxes.

ARTICLE IX

INDEMNIFICATION

9.1           Forest’s Indemnification Obligations. Except as otherwise provided in this Agreement, Forest will indemnify and hold harmless Lone Pine and any member of the Lone Pine Group and any Lone Pine subsidiary for all Tax Liabilities (and any loss, cost, fine, penalty, damage or other expense of any kind, including reasonable attorneys’ fees and costs incurred in connection therewith) attributable to (i) any Taxes of Forest or any member of the Forest Consolidated Group imposed upon Lone Pine by reason of Lone Pine being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local law; (ii) Forest’s portion of any Transfer Taxes as set forth in Section 3.4; and (iii) any Taxes of Lone Pine or its affiliates resulting from the breach of any obligation or covenant of Forest under this Agreement.

9.2           Lone Pine’s Indemnification Obligations.  Lone Pine will indemnify and hold harmless each of Forest and any member of the Forest Group for all Tax Losses (and any loss, cost, fine, penalty, damage or expense of any kind, including reasonable attorneys’ fees and costs incurred in connection therewith) attributable to (i) any Taxes of Lone Pine or the Lone Pine Group or any Lone Pine subsidiary for any Post-Distribution Taxable Period; (ii) Transaction Taxes, but only to the extent such Transaction Taxes arise from (w) a breach by Lone Pine or any member of the Lone Pine Group or any Lone Pine subsidiary of the representations, warranties, or covenants in this Agreement, (x) a Restricted Action or a Potential Disqualifying Action of Lone Pine or any member of the Lone Pine Group or any Lone Pine subsidiary, including any Restricted Action or Potential Disqualifying Action taken pursuant to Section 6.3 or Section 6.4 that results in the imposition of any Transaction Taxes, (y) the inaccuracy of any factual statements or representations made by Lone Pine in its U.S. Officer’s Certificate or in any subsequent officer’s certificate or similar document, or (z) an action taken by Lone Pine or any member of the Lone Pine Group or any Lone Pine subsidiary which causes the Contribution or the Distribution to not have Tax-Free Status; (iii) Lone Pine’s portion of any Transfer Taxes as set forth in Section 3.4; (iv) any Taxes resulting from the breach of any obligation or covenant of Lone Pine under this Agreement, and (v) any Canadian Tax Claim.

9.3           Indemnification Mechanics.

(a)           If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article IX, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article IX, showing such calculations in reasonably sufficient detail so as to permit the Indemnifying Party to understand the calculations.  The Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article IX; provided, however, that the Indemnifying Party will not be required to make the indemnification payment if the Indemnifying Party disagrees with such calculations.  In such case, the Indemnifying Party shall notify the Indemnified Party of its disagreement in writing within ten (10) business days of receiving such calculations.  Any disagreement with respect to such indemnification payment will be resolved pursuant to Section 10.1.

(b)           Any claim under this Article IX shall be made no later than sixty (60) days after the expiration of the applicable statute of limitations for assessment of such Tax Liability.

(c)           The amount of any indemnification payment with respect to any Tax Liability will be reduced by any current Tax Benefits actually realized by the Indemnified Party in respect of such Tax Liability by the end of the taxable year in which the indemnity payment is made.  The calculation of such Tax Benefit shall be included in the calculation required to be submitted pursuant to Section 9.3(a).  If any indemnification payment hereunder is determined to be taxable to the Indemnified Party by any Tax Authority, the indemnity payment payable by the Indemnifying Party will be increased as necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 9.3(c)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

(d)           Notwithstanding anything to the contrary in this Agreement, if a Tax Authority in Canada makes a claim against Forest or any member of the Forest Group for Canadian Taxes arising from or otherwise payable with respect to the Canadian Transactions (“Canadian Tax Claim”), Lone Pine shall promptly pay to the relevant Tax Authority or reimburse Forest to the extent Forest initially remits the Canadian Taxes to the relevant Tax Authority the amount of any Canadian Taxes and other costs required to be paid or deposited prior to or in connection with the contest of such Canadian Tax Claim, and shall pay or reimburse Forest on a current basis for all costs (including fees of attorneys, accountants and experts) of contesting such claim; provided, however, that Forest shall pay $28,367,810 CAN of Canadian withholding taxes imposed on Forest as a result of the CFOL Stock Dividend (as defined in Annex A) and such payment shall not constitute a Canadian Tax Claim.  Forest shall have the right to control the contest of such Canadian Tax Claim but shall keep Lone Pine informed as to the details of the contest and allow Lone Pine to participate fully, at Lone Pine’s sole expense, in the handling of the contest.  Lone Pine shall cooperate fully as and to the extent reasonably requested by Forest in connection with the contest of such claim.  Such cooperation shall include the provision of records and information which are reasonably relevant to the Canadian Transactions and such Canadian Tax Claim, and making the Lone Pine employees available on a mutually convenient basis to provide additional information and explanation related to the contest of such claim.  Forest shall not settle or compromise such Canadian Tax Claim without the consent of Lone Pine, which consent shall not be unreasonably withheld or delayed.  Promptly after the settlement or resolution of such a Canadian Tax Claim, Lone Pine shall pay to the Canadian Tax Authority or reimburse Forest for all amounts payable in settlement or resolution of such claim.  Any indemnity payment made to Forest with respect to a Canadian Tax Claim will be made without reduction for any Tax Benefit that may be realized with respect to the payment of Canadian Taxes attributable to such Canadian Tax Claim.

ARTICLE X

MISCELLANEOUS

10.1         Dispute Resolution.  In the event that Forest and Lone Pine disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties will attempt in good faith to resolve such dispute.  If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Forest and Lone Pine will jointly retain an Independent Firm, reasonably acceptable to both parties, to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 10.1, the Owing Party shall either (i) first pay to the Owed Party, or place in an escrow reasonably satisfactory to the Owed Party pending resolution of such dispute, an amount equal to the payment which is the subject of such dispute, or (ii) deliver to the Owed Party a written opinion of an independent law or accounting firm reasonably acceptable to both parties, substantially to the effect that with respect to such dispute the Owing Party is more likely than not to prevail in its entirety in the dispute resolution proceeding.  The Independent Firm will act as an arbitrator to resolve all points of disagreement and its decision will be final and binding upon all parties involved.  Following the decision of the Independent Firm, Forest and Lone Pine will each take or cause to be taken any action necessary to implement the decision of the Independent Firm.  The fees and expenses relating to the Independent Firm will be borne by the party that does not prevail in the dispute resolution proceeding.  Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.1 will not be applicable to any disagreement between Forest and Lone Pine relating to Transaction Taxes or Transaction Tax proceedings.

10.2         Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws principles.

10.3         Changes in Law.  Any reference to a provision of the Code or a law of another jurisdiction will include a reference to any applicable successor provision or law.  If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby becomes impracticable or impossible, the parties hereto will use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.4         Confidentiality.  Each party will hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, (ii) later lawfully acquired from other sources not known to be under a duty of confidentiality by the party to which it was furnished, or (iii) independently developed), and each party will not release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who will be advised of and agree to be bound by the provisions of this Section 10.4.  Each party will be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.5         Amendment, Modification, or Termination.  This Agreement may be amended, modified, supplemented or terminated only by a written agreement signed by all of the parties hereto; provided, however, that any indemnification obligations arising under Article IX of this Agreement for all taxable periods prior to any termination of this Agreement will survive until such indemnification obligations are satisfied in full.

10.6         Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and will be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as may be specified by like notice):

If to Forest or any member of the Forest Group, to:

Forest Oil Corporation

Attn:  General Counsel

707 17th Street, Suite 3600

Denver, Colorado 80202

with a copy (which will not constitute effective notice) to:

Vinson & Elkins L.L.P.

Attn:  Shelley Barber

666 Fifth Avenue, 26th Floor

New York, NY 10103

If to Lone Pine or any member of the Lone Pine Group, to:

Lone Pine Resources Inc.

Attn:  Chief Executive Officer

Suite 2500, 645-7 Avenue SW

Calgary, Alberta

Canada T2P 4G8

with a copy (which will not constitute effective notice) to:

Bennett Jones LLP

Attn:  Colin Perry

4500 Bankers Hall East

Calgary, Alberta

Canada T2P 4K7

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.6.

10.7         Complete Agreement.  This Agreement, the other transaction agreements and other documents referred to herein constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter.  In the case of any conflict between the terms of this Agreement and the terms of any other transaction agreement, the terms of this Agreement will be applicable.

10.8         Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and should not in any way affect the meaning or interpretation of this Agreement.

10.9         Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.10       Successors and Assigns; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties.  This Agreement is solely for the benefit of Forest and Lone Pine and their respective subsidiaries, affiliates, successors and assigns, and is not intended to confer upon any third parties any rights or remedies hereunder.

10.11       Authorization.  Each of Forest and Lone Pine hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

10.12       Arbitration.  To the extent any dispute under this Agreement (i) cannot be resolved pursuant to Section 10.1, or (ii) relates to Transaction Taxes or Transaction Tax proceedings, Forest and Lone Pine shall resolve such dispute pursuant to the arbitration provisions set forth in Article VI of the Separation and Distribution Agreement.

10.13       Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

10.14       Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.15       Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.16       Setoff.  All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.17       Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

10.18       Effective Date.  This Agreement is effective as of the date hereof.

IN WITNESS WHEREOF, each of the parties has caused this Tax Sharing Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

FOREST OIL CORPORATION

By:	/s/ CYRUS D. MARTER IV
Name:	Cyrus D. Marter IV
Title:	Senior Vice President, General Counsel and Secretary

LONE PINE RESOURCES INC.

By:	/s/ DAVID M. ANDERSON
Name:	David M. Anderson
Title:	President and Chief Executive Officer

ANNEX A

CANADIAN PLAN OF REORGANIZATION

The transactions set forth below (the “Reorganization Transactions”) constitute a plan of reorganization (the “Plan of Reorganization”) involving Canadian Forest Oil Ltd., an Alberta corporation (“CFOL”) and certain other newly-formed or existing entities.  The Reorganization Transactions are being undertaken pursuant to Canadian tax and corporate law, and are as follows:

1.                                       CFOL will form two unlimited liability companies under the laws of the Province of Alberta (“ULC 1” and “ULC 2”).

2.                                       CFOL and ULC 1 will amalgamate under Canadian law to form “Amalco 1”.  Pursuant to the amalgamation, (i) all of the CFOL common shares held by Forest Oil Corporation, a New York corporation (“Forest”), will be converted into one Amalco 1 common voting share (the “Amalco 1 Common Shares”) with a value approximately equal to the value of the CFOL stock held by Forest immediately before the amalgamation, (ii) all of the CFOL common shares held by Wiser Oil LLC, a Delaware limited liability company (“Wiser Oil”) will be converted into Amalco 1 preferred shares (the “Amalco 1 Preferred Shares”) with a value approximately equal to the value of the CFOL stock held by Wiser Oil immediately before the amalgamation, and (iii) all of the CFOL common shares held by Wiser Delaware LLC, a Delaware limited liability company (“Wiser Delaware”) will be converted into Amalco 1 Preferred Shares with a value approximately equal to the value of the CFOL stock held by Wiser Delaware immediately before the amalgamation.

3.                                       Amalco 1 will distribute to Forest, with respect to Forest’s Amalco 1 Common Share, 99 newly issued Amalco 1 Common Shares (the “CFOL Stock Dividend”).

4.                                       Amalco 1 will distribute to Forest a newly issued, non-interest bearing, demand note having a principal amount equal to the dollar value of the Amalco 1 Common Shares — determined by reference to the offering price of the Lone Pine common shares established in Step 8 — held by Forest immediately before this Step, less $1 (the “Demand Note”).  The Demand Note will be issued and settled on the same day (see Step 6).

5.                                       Forest will transfer the Demand Note, the Amalco 1 Common Shares, and all of its member interests in Wiser Oil and Wiser Delaware (the “Transferred Assets”) to Lone Pine in exchange for Lone Pine common shares and cash as described in Step 9.  The number of Lone Pine common shares issued in this Step will be determined by reference to the offering price of the Lone Pine common shares established in Step 8.

6.                                       Lone Pine will contribute the Demand Note to Amalco 1 in exchange for 1,723 newly issued Amalco 1 Common Shares.

7.                                       Amalco 1 and ULC 2 will amalgamate under Canadian law to form “Amalco 2”.  Pursuant to the amalgamation, (i) each Amalco 1 Common Share held by Lone Pine will be converted into one share of Amalco 2 Class A common stock with a value approximately equal to the value of the Amalco 1 Common Shares held by Lone Pine immediately before this Step, (ii) the Amalco 1 Preferred Shares held by Wiser Oil will be converted into 252 shares of Amalco 2 Class B common stock with a value approximately equal to the value of the Amalco 1 Preferred Shares held by Wiser Oil immediately before this Step, and (iii) the Amalco 1 Preferred Shares held by Wiser Delaware will be converted into 31 shares of Amalco 2 Class B common stock with a value approximately equal to the value of the Amalco 1 Preferred Shares held by Wiser Delaware immediately before this Step.

8.                                       Lone Pine will issue Lone Pine common shares to the public, which, together with the issuance of Lone Pine common shares pursuant to its stock incentive plan, will represent no more than 19.9% of the vote and value of its sole class of stock outstanding (the “IPO”).

9.                                       Lone Pine will transfer to Forest a portion of the proceeds from the IPO (the “Transferred Proceeds”).  Forest will use the Transferred Proceeds to retire a portion of its public debt in December 2011.  No Lone Pine shares will be redeemed, repurchased, or cancelled as part of this Step.

10.                                 Lone Pine will contribute to Amalco 2, directly and through Wiser Oil and Wiser Delaware, the remaining proceeds from the IPO.

11.                                 Amalco 2 will use the funds received from Lone Pine in Step 10 to repay the intercompany debt owing from Amalco 2 to Forest and to fund its working capital obligations.  Any shortfall will be borrowed by Amalco 2 under its credit facility.

12.                                 Forest, as agent for Amalco 1, will pay to the Canada Revenue Agency Amalco 1’s withholding obligation arising from the CFOL Stock Dividend distributed in Step 3.

United States Tax Consequences

The transactions involving the issuance, transfer, and settlement of the Demand Note set forth in Steps 4, 5, and 6 above are being undertaken to achieve a more efficient tax structure from a Canadian perspective, are transitory, and are intended to be disregarded for United States federal income tax purposes.  Similarly, the CFOL Stock Dividend described in Step 3 is being undertaken to achieve a more efficient tax structure from a Canadian perspective and is intended to be disregarded for United States federal income tax purposes.  The amalgamations described in Steps 2 and 7, in substance, merely convert the CFOL common shares into two classes of stock.  As a result, Steps 1, 2, 3, 4, 6 and 7 are intended to qualify as reorganizations pursuant to Sections 368(a)(1)(E) and (F) of the Code (the “Recapitalization”).